                                                Filed pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-83992

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 3, 2002)

                                1,028,038 SHARES

                                STEMCELLS, INC.

                                  COMMON STOCK

                                ---------------

    You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF OUR PROSPECTUS DATED JULY 3, 2002 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

    We are offering 1,028,038 shares of our common stock to an institutional investor. Under the terms of the purchase agreement between the investor and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $1,100,000, or approximately $1.07 per share. On August 22, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $1.26 per share. We expect this transaction to close shortly following this filing.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

           The date of this prospectus supplement is August 23, 2002.

GENERAL.

    This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to 15,000,000 shares of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of 1,028,038 shares of our common stock under the shelf registration statement. You should read carefully this prospectus supplement, the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement the prospectus, and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed under the heading "Where You Can Find More Information" in the prospectus. Since we filed the last amendment to the registration statement, we have filed with the SEC the following documents which are incorporated by reference into the prospectus and this prospectus supplement:

    *   Report on Form 10-Q/A for the quarter ended March 31, 2002.

    *   Report on Form 10-K/A for the year ended December 31, 2001.

    *   Report on Form 10-Q for the quarter ended June 30, 2002.

    You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

MARKET FOR OUR COMMON STOCK.

    On August 22, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $1.26 per share. Our common stock is traded on the Nasdaq National Market under the symbol "STEM."

    As of August 22, 2002 and before the issuance of the 1,028,038 shares pursuant to this prospectus supplement, we had 24,739,666 shares of common stock outstanding.

USE OF PROCEEDS.

    The net proceeds to us from this offering will be approximately $1,100,000. We plan to use the net proceeds for general corporate purposes, including activities described in the prospectus. Pending those uses, to the extent the proceeds exceed the amount of cash we estimate we will need for current expenditures, we will invest the net proceeds in interest-bearing United States Government securities.

PLAN OF DISTRIBUTION.

    The sale of common stock to an institutional investor is being made directly by us on terms negotiated between the investor and us.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.

    This prospectus supplement and the information incorporated by reference into this prospectus supplement contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Statements in this document that are not historical facts are forward-looking statements. Such forward-looking statements include those relating to:

    *   potential strategic collaborations with others

    *   future capital needs and plans for additional funding

    *   product development plans and marketing strategies
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    *   clinical trial expectations

    *   projected capital needs and financial performance

    * timing and results of regulatory approvals and the effect of government regulation

    *   expectations as to competitive conditions

    Statements containing terms such as "believes," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning imply uncertainty and are also forward-looking statements.

    These forward-looking statements involve known or unknown risks and uncertainties which may cause our actual results in future periods to differ materially from our current expectations. We make cautionary statements in certain sections of the prospectus, including under the caption "Risk Factors." These cautionary statements apply to all forward-looking statements wherever they appear in this prospectus supplement or the prospectus, or in the materials incorporated by reference into this prospectus supplement or the prospectus. In light of these risks, uncertainties and assumptions, the forward-looking statement discussed in this prospectus supplement, the prospectus or other documents incorporated by reference might not occur. You should not place undue reliance on any forward-looking statement.

PROSPECTUS

                                  STEMCELLS, INC.
                       15,000,000 SHARES OF COMMON STOCK

                                ---------------

    We may offer from time to time up to 15,000,000 shares of our common stock. We will offer the common stock in amounts, at prices, and on terms to be determined at the time of the offering. We will provide the specific terms of the offering in supplements to this prospectus. This prospectus may not be used to offer and sell our common stock unless accompanied by a prospectus supplement.

    Our common stock is listed on the Nasdaq National Market under the symbol "STEM." The last reported sale price for our common stock on the Nasdaq National Market on July 1, 2002 was $1.59 per share.

    We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our common stock unless accompanied by a prospectus supplement.

                            ------------------------

            THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY 3, 2002.
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                               TABLE OF CONTENTS

                                           PAGE
                                         --------
About This Prospectus                         1
Executive Office.......................       1
Risk Factors...........................       2
Special Note Regarding Forward-Looking
  Information..........................       8
Use of Proceeds........................       8

                                           PAGE
                                         --------
Plan of Distribution...................       9
Legal Matters..........................      12
Experts................................      12
Where You Can Find More Information....      12
Incorporation of Documents by
  Reference............................      12

                                       i
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                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Under this shelf process, we may sell any number of shares of common stock in one or more offerings up to a total number of shares of 15,000,000. Each time we offer common stock, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                                EXECUTIVE OFFICE

    Our principal executive office is located at 3155 Porter Drive, Palo Alto, California 94304 and our telephone number is (650) 475-3100. We maintain a website on the Internet at WWW.STEMCELLSINC.COM. Our website, and the information contained therein, is not a part of this prospectus.

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                                  RISK FACTORS

    THE OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION REGARDING STEMCELLS, INC. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED IF ANY OF THESE RISKS ACTUALLY OCCUR. CONSEQUENTIALLY, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, RESULTING IN THE LOSS OF ALL OR PART OF YOUR INVESTMENT.

    OUR TECHNOLOGY IS AT AN EARLY STAGE OF DISCOVERY AND DEVELOPMENT, AND WE MAY FAIL TO DEVELOP ANY COMMERCIALLY ACCEPTABLE PRODUCTS.

    Our stem cell technology is at the early pre-clinical stage for the brain stem cell and at the discovery phase for the liver and pancreas stem cells and has not yet led to the development of any product. We may fail to discover the stem cells we are seeking, to develop any products, to obtain regulatory approvals, to enter clinical trials, or to commercialize any products. Any product using stem cell technology may fail to:

    - survive and persist in the desired location;

    - provide the intended therapeutic benefits;

    - properly integrate into existing tissue in the desired manner; or

    - achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our products may cause undesirable side effects. Results of early pre-clinical research may not be indicative of the results that will be obtained in later stages of pre-clinical or clinical research. If regulatory authorities do not approve our products, or if we fail to maintain regulatory compliance, we would have limited ability to commercialize our products, and our business and results of operations would be harmed. Furthermore, because stem cells are a new form of therapy, the marketplace may not accept any products we may develop.

    If we do succeed in developing products, we will face many potential obstacles such as the need to obtain regulatory approvals, and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks such as product liability.

    WE HAVE PAYMENT OBLIGATIONS RESULTING FROM REAL PROPERTY OWNED OR LEASED BY US IN RHODE ISLAND, WHICH DIVERTS FUNDING FROM OUR STEM CELL RESEARCH AND DEVELOPMENT.

    Prior to our reorganization in 1999 and the consolidation of our business in California, we carried out our encapsulated cell therapy programs in Lincoln, Rhode Island, where we also had our administrative offices. Although we have vacated the Rhode Island facilities, we remain obligated to make lease payments and payments for operating costs of approximately $1,200,000 per year for our former science and administrative facility, which we have leased through June 30, 2013, and debt service payments and payments for operating costs of approximately $1,000,000 per year for our former encapsulated cell therapy pilot manufacturing facility, which we own. We have currently subleased a portion of the science and administrative facility, but cannot be sure that we will be able to do so for the entire duration of our obligation. We are seeking to sublease the remaining portion of the science and administrative facility. We have currently subleased the entire pilot manufacturing facility, but may not be able to sublease or sell the facility in the future once the current sublease agreements expire. These continuing costs significantly reduce our cash resources and adversely affect our ability to fund further development of our stem cell technology.

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    WE MAY NEED BUT FAIL TO OBTAIN PARTNERS TO SUPPORT OUR STEM CELL DEVELOPMENT
EFFORTS AND TO COMMERCIALIZE OUR TECHNOLOGY.

    Equity and debt financings alone may not be sufficient to fund the cost of developing our stem cell technologies, and we may need to rely on our ability to reach partnering arrangements to provide financial support for our stem cell discovery and development efforts. In addition, in order to successfully develop and commercialize our technology, we may need to enter into a wide variety of arrangements with corporate sponsors, pharmaceutical companies, universities, research groups and others. While we have engaged, and expect to continue to engage, in discussions regarding such arrangements, we have not reached any agreement, and we may fail to obtain any such agreement on terms acceptable to us. Even if we enter into these arrangements, we may not be able to satisfy our obligations under them or renew or replace them after their original terms expire. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, may require us to issue securities to our collaborators or may contain other terms that are burdensome to us. If any of our collaborators terminates its relationship with us or fails to perform its obligations in a timely manner, the development or commercialization of our technology and potential products may be adversely affected.

    WE HAVE A HISTORY OF OPERATING LOSSES AND WE MAY FAIL TO OBTAIN REVENUES OR BECOME PROFITABLE.

    We expect to continue to incur substantial operating losses in the future in order to conduct our research and development activities, and, if those activities are successful, to fund clinical trials and other expenses. These expenses include the cost of acquiring technology, product testing, acquiring regulatory approvals, establishing production, marketing, sales and distribution programs and administrative expenses. We have not earned any revenues from sales of any product. All of our past revenues have been derived from, and any revenues we may obtain for the foreseeable future are expected to be derived from, cooperative agreements, research grants, investments and interest on invested capital. We currently have no cooperative agreements and we have received only two research grants for our stem cell technology, and we may not obtain any such agreements or additional grants in the future or receive any revenues from them.

    IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION WILL BE HARMED.

    We own or license a number of patents and pending patent applications covering human nerve stem cell cultures, central nervous system stem cell cultures, neuroblast cultures, peripheral nervous system stem cell cultures, and an animal model for liver failure. Patent protection for products such as those we propose to develop is highly uncertain and involves complex and continually evolving factual and legal questions. The governmental authorities that consider patent applications can deny or significantly reduce the patent coverage requested in an application before or after issuing the patent. Consequently, we do not know whether any of our pending applications will result in the issuance of patents, or if any existing or future patents will provide sufficient protection or significant commercial advantage or if others will circumvent these patents. We cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions because patent applications are secret until patents are issued in the United States or until the applications are published in foreign countries, and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Patents may not issue from our pending or future patent applications or, if issued, may not be of commercial benefit to us, or may not afford us adequate protection from competing products. In addition, third parties may challenge our patents or governmental authorities may declare them invalid. In the event that a third party has also filed a patent application relating to inventions claimed in our patent applications, we may have to participate in proceedings to determine priority of invention. This could result in

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substantial uncertainties and cost for us, even if the eventual outcome is favorable to us, and the outcome might not be favorable to us. Even if a patent issues, a court could decide that the patent was issued invalidly. Further, patents issue for a limited term and our patents may expire before we utilize them profitably.

    Proprietary trade secrets and unpatented know-how are also important to our research and development activities. We cannot be certain that others will not independently develop the same or similar technologies on their own or gain access to our trade secrets or disclose such technology, or that we will be able to meaningfully protect our trade secrets and unpatented know-how and keep them secret. We require our employees, consultants, and significant scientific collaborators and sponsored researchers to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements may, however, fail to provide meaningful protection or adequate remedies for us in the event of unauthorized use, transfer or disclosure of such information or inventions.

    IF OTHERS ARE FIRST TO DISCOVER AND PATENT THE STEM CELLS WE ARE SEEKING TO DISCOVER, WE COULD BE BLOCKED FROM FURTHER WORK ON THOSE STEM CELLS.

    Because the first person or entity to discover and obtain a valid patent to a particular stem or progenitor cell may effectively block all others, it will be important for us or our collaborators to be the first to discover any stem cell that we are seeking to discover. Failure to be the first could prevent us from commercializing all of our research and development affected by that patent.

    IF WE ARE UNABLE TO OBTAIN NECESSARY LICENSES TO THIRD PARTY PATENTS AND OTHER RIGHTS, WE MAY NOT BE ABLE TO COMMERCIALLY DEVELOP OUR EXPECTED PRODUCTS.

    A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have received patents relating to cell therapy, stem cells and other technologies potentially relevant to or necessary for our expected products. We cannot predict which, if any, of the applications will issue as patents. If third party patents or patent applications contain claims infringed by our technology and these claims are valid, we may be unable to obtain licenses to these patents at a reasonable cost, if at all, and may also be unable to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, our business could be significantly harmed.

    We have obtained rights from universities and research institutions to technologies, processes and compounds that we believe may be important to the development of our products. Licensors may cancel our licenses or convert them to non-exclusive licenses if we fail to use the relevant technology or otherwise breach these agreements. Loss of these licenses could expose us to the risks of third party patents and/or technology. We can give no assurance that any of these licenses will provide effective protection against our competitors.

    WE COMPETE WITH COMPANIES THAT HAVE SIGNIFICANT ADVANTAGES OVER US.

    The market for therapeutic products that address degenerative diseases is large and competition is intense. For example, while we believe that our neural stem cells may have application to Parkinson's disease, we have no clinical program directed toward that disease at this time. More than twenty companies worldwide, including Merck, Roche, Cephalon, Schering AG, Pharmacia Corp., and Genzyme have at least one clinical trial for Parkinson's disease in progress at some phase, and some have more than one. At least seven companies already have products on the market. We expect competition to increase.

    In general, we believe that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology companies, such as Biogen, Inc. and Genzyme, an Elan

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Corporation. These companies already produce or are developing treatments for degenerative diseases that are not stem cell-based, and they have significantly greater capital resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing than we do. Many of these potential competitors have significant products approved or in development that could be competitive with our potential products, and also operate large, well-funded research and development programs. In addition, we expect to compete with other companies, some of which are smaller and may be privately owned, including CellFactors, Diacrin, Geron, Layton Bioscience, NeuralStem Biopharmaceuticals, NeuroNova, and ReNeuron, and with universities and other research institutions who are developing treatments for degenerative diseases that are stem cell-based.

    Our competitors may succeed in developing technologies and products that are more effective than the ones we are developing, or that would render our technology obsolete or non-competitive.

    The relative speed with which we and our competitors can develop products, complete the clinical testing and approval processes, and supply commercial quantities of a product to market will affect our ability to gather market acceptance and market share. With respect to clinical testing, competition may delay progress by limiting the number of clinical investigators and patients available to test our potential products.

    DEVELOPMENT OF OUR TECHNOLOGY IS SUBJECT TO AND RESTRICTED BY EXTENSIVE GOVERNMENT REGULATION WHICH COULD IMPEDE OUR BUSINESS.

    Our research and development efforts, as well as any future clinical trials, and the manufacturing and marketing of any products we may develop, will be subject to and restricted by extensive regulation by governmental authorities in the United States and other countries. The process of obtaining U.S. Food and Drug Administration and other necessary regulatory approvals is lengthy, expensive and uncertain. We or our collaborators may fail to obtain the necessary approvals to commence or continue clinical testing or to manufacture or market our potential products in reasonable time frames, if at all. In addition, the U.S. Congress and other legislative bodies may enact regulatory reforms or restrictions on the development of new therapies that could adversely affect the regulatory environment in which we operate or the development of any products we may develop.

    We base our research and development on the use of human stem and progenitor cells obtained from fetal tissue. The federal and state governments and other jurisdictions impose restrictions on the use of fetal tissue. These restrictions change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products--that is, sources that follow all state and federal guidelines for cell procurement. Further, we may not be able to obtain such cells in the quantity or quality sufficient to satisfy the commercial requirements of our potential products. As a result, we may be unable to develop or produce our products in a profitable manner.

    Although we do not use embryonic stem cells, government regulation and threatened regulation of embryonic tissue may lead outstanding researchers to leave the field of stem cell research, or the country, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce the best graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk, discussed below, that we may not be able to attract and retain the scientific personnel we need in face of the competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals. In addition, we cannot assure you that constraints on use of embryonic stem cells will not be extended to use of fetal stem cells. Moreover, it is possible that concerns regarding research using embryonic stem cells will impact our ability to attract collaborators and investors and our stock price.

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    We may apply for status under the Orphan Drug Act for some of our therapies to gain a seven year period of marketing exclusivity for those therapies. The U.S. Congress in the past has considered, and in the future again may consider, legislation that would restrict the extent and duration of the market exclusivity of an orphan drug. If enacted, such legislation could prevent us from obtaining some or all of the benefits of the existing statute even if we were to apply for and be granted orphan drug status with respect to a potential product.

    IF WE LOSE THE SERVICES OF KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL, WE MAY HAVE TO DELAY, REDUCE OR ELIMINATE SOME OR ALL OF OUR RESEARCH AND DEVELOPMENT PROGRAMS.

    We are highly dependent on the principal members of our management and scientific staff and some of our outside consultants, including the members of our scientific advisory board, our chief executive officer, our vice president and the directors of our neural stem cell and liver stem cell programs. Although we have entered into employment agreements with some of these individuals, they may terminate their agreements at any time. In addition, our operations are dependent upon our ability to attract and retain additional qualified scientific and management personnel. We may not be able to attract and retain the personnel we need on acceptable terms given the competition for experienced personnel among pharmaceutical, biotechnology and health care companies, universities and research institutions.

    SINCE HEALTH CARE INSURERS AND OTHER ORGANIZATIONS MAY NOT PAY FOR OUR PRODUCTS OR MAY IMPOSE LIMITS ON REIMBURSEMENTS, OUR ABILITY TO BECOME PROFITABLE COULD BE REDUCED.

    In both domestic and foreign markets, sales of potential products are likely to depend in part upon the availability and amounts of reimbursement from third party health care payor organizations, including government agencies, private health care insurers and other health care payors, such as health maintenance organizations and self-insured employee plans. There is considerable pressure to reduce the cost of therapeutic products, and government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the U.S. Food and Drug Administration has not granted marketing approval. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We can give no assurance that reimbursement will be provided by such payors at all or without substantial delay, or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to enable us to sell products we develop on a profitable basis. Changes in reimbursement policy could also adversely affect the willingness of pharmaceutical companies to collaborate with us on the development of our stem cell technology.

    In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. We also expect that there will continue to be a number of federal and state proposals to implement government control over health care costs. Efforts at health care reform are likely to continue in future legislative sessions. We do not know what legislative proposals federal or state governments will adopt or what actions federal, state or private payers for health care goods and services may take in response to health care reform proposals or legislation. We cannot predict the effect government control and other health care reforms may have on our business.

    WE HAVE LIMITED LIQUIDITY AND CAPITAL RESOURCES AND MAY NOT OBTAIN THE SIGNIFICANT CAPITAL RESOURCES WE WILL NEED TO SUSTAIN OUR RESEARCH AND DEVELOPMENT EFFORTS.

    We have limited liquidity and capital resources and must obtain substantial additional capital to support our research and development programs, for acquisition of technology and intellectual property rights, and, to the extent we decide to undertake these activities ourselves, for pre-clinical and clinical

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testing of our anticipated products, pursuit of regulatory approvals, establishment of production capabilities, establishment of marketing and sales capabilities and distribution channels, and general administrative expenses. If we do not obtain the necessary capital resources, we may have to delay, reduce or eliminate some or all of our research and development programs or license our technology or any potential products to third parties rather than commercializing them ourselves.

    If we are unable to draw down on our existing equity line or choose not to do so, we intend to pursue our needed capital resources through equity and debt financings, corporate alliances, grants and collaborative research arrangements. We may fail to obtain the necessary capital resources from any such sources when needed or on terms acceptable to us. Our ability to complete any such arrangements successfully will depend upon market conditions and, more specifically, on continued progress in our research and development efforts. We are prohibited from entering into other stand-by equity based credit facilities during the term of the common stock purchase agreement that governs our existing equity line.

    IF OUR COMMON STOCK PRICE DROPS SIGNIFICANTLY, WE MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH COULD ELIMINATE THE TRADING MARKET FOR OUR COMMON STOCK.

    Our common stock is quoted on the Nasdaq National Market. In order to continue to be included in the Nasdaq National Market, a company must meet Nasdaq's maintenance criteria. The maintenance criteria most applicable to us requires a minimum bid price of $1.00 per share and $5,000,000 market value of publicly held shares. Additionally, we must maintain either $10 million in stockholders' equity or $4 million in net tangible assets. After November 1, 2002, the net tangible asset maintenance criterion will no longer apply and we must satisfy the stockholders' equity maintenance criterion. Stockholders' equity is composed of three fundamental sources: capital stock, additional paid-in-capital, and retained earnings. Capital stock represents ownership interest in the corporation. Additional paid-in-capital represents additional monies paid into the corporation by investors above the par value of shares issued. Retained earnings represents income (loss) that the corporation has accumulated as a result of its day-to-day operating activities. Our stockholders' equity at the end of 2001 was $13,207,807. Failure to meet these maintenance criteria may result in the delisting of our common stock from the Nasdaq National Market. If our common stock were delisted, in order to have our common stock relisted on the Nasdaq National Market we would be required to meet the criteria for initial listing, which are more stringent than the maintenance criteria. Accordingly, we cannot assure you that if we were delisted we would be able to have our common stock relisted on the Nasdaq National Market.

    If our common stock were delisted from the Nasdaq National Market, we would not be able to draw down any additional funds on our existing equity line, and we also may be required to pay damages to holders of our common stock under agreements we previously entered into with them in connection with equity financings. Finally, if our common stock were removed from listing on the Nasdaq National Market, it might become more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

    THE SALE AND ISSUANCE OF THE 3% AND 6% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK WILL HAVE AN IMPACT TO EARNINGS AVAILABLE TO COMMON STOCKHOLDERS.

    Of the proceeds from our sale of the 3% and 6% cumulative convertible redeemable preferred stock, approximately $3.1 million will be allocated to the common stock warrants and the conversion feature included with the subscription agreement, and will be reflected as an increase to additional paid-in capital and a decrease to the 3% and 6% cumulative convertible redeemable preferred stock. This $3.1 million will be accreted to the preferred stock over the term of the redemption period. This accretion, along with the preferred stock dividend, will increase the net loss (reduce the net income) available to common stockholders.

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               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should carefully read statements that contain these words because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

    Unless we inform you otherwise in a prospectus supplement or any pricing supplement, we expect to use the net proceeds from any and all offerings of the common stock registered hereunder for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. There are currently no commitments or agreements with respect to any such material acquisition.

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                              PLAN OF DISTRIBUTION

    We may offer the common stock covered by this prospectus in and outside the United States by one or more of, or a combination of, the following methods:

    - through agents to the public or to investors;

    - to underwriters for resale to the public or to investors;

    - directly to investors;

    - in payment of all or a portion of the purchase price from one or more acquisitions of companies, businesses or assets complementary to our existing business; or

    - as consideration for rights for us to use third party technologies pursuant to one or more license, development or other similar agreements.

    We will set forth in a prospectus supplement the terms of the offering of securities, including:

    - the name or names of any agents or underwriters;

    - the purchase price of the securities being offered and the proceeds we will receive from the sale;

    - any over-allotment options under which underwriters may purchase additional securities from us;

    - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such securities may be listed.

SALE THROUGH AGENTS

    We may designate agents to solicit purchases for the period of the agent's appointment or to sell the common stock on a continuing basis. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of the agent's appointment.

SALE THROUGH UNDERWRITERS OR DEALERS

    If we use underwriters for a sale of the common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreements. The underwriters will be obligated to purchase all the offered common stock if they purchase any of the offered common stock. The underwriters may from time to time change any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement which names the underwriter the nature of any such relationship.

    If we use dealers in the sale of common stock, we will sell the common stock to the dealers as principals. They may then resell that common stock to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of our common stock may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of that common stock.

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COMPENSATION OF UNDERWRITERS, DEALERS AND AGENTS

    Underwriters, dealers and agents that participate in the distribution of the common stock may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us, as well as any profit on their resale of the common stock, may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers or agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

DIRECT SALES

    We may sell the common stock directly. In that event, no underwriters or agents would be involved. We may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of that common stock.

DELAYED DELIVERY CONTRACTS

    If we so indicate in a prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers from selected types of institutions to purchase common stock from us at the public offering price under delayed delivery requirements. These contracts would provide for payment and delivery on a specified date in the future. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement relating to such contracts will set forth the price to be paid for common stock under the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of the common stock under the contracts.

STABILIZATION ACTIVITIES

    During and after an offering through underwriters, the underwriters may purchase and sell the common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered common stock sold for their account may be reclaimed by the syndicate if the offered common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

PASSIVE MARKET MAKING

    Any underwriters who are qualified market makers on the NASDAQ National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid then must be lowered when certain purchase limits are exceeded.

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ACQUISITIONS

    We may offer the common stock in payment of all or a portion of the purchase price from one or more acquisitions of companies, businesses or assets complementary to our existing business. We expect that the terms of acquisitions in which the common stock would be issued by us would be determined by negotiations between us and the owners of the companies, businesses or assets we intend to acquire. It is anticipated that the common stock issued in any such acquisition would be valued for purposes of the acquisition at a price reasonably related to the market value of the common stock either at the time of the execution of the definitive acquisition agreement or at the time of the consummation of the acquisition.

LICENSE, DEVELOPMENT OR OTHER SIMILAR AGREEMENTS

    We may offer the common stock as consideration for rights for us to use third party technologies pursuant to one or more license, development or other similar agreements. We expect that the terms of those agreements would be determined by negotiations between us and the other party or parties to a particular agreement. The common stock issued as part of any such agreement would be valued for purposes of the agreement at a price reasonably related to the market value of the common stock either at the time of the signing of the agreement, or such other date as the agreement stipulates.

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                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and our common stock in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. Accordingly, we incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934:

    - our Annual Report on Form 10-K for the year ended December 31, 2001 (filed March 7, 2002);

    - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (filed May 3, 2002);

    - the description of our common stock contained in the registration statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and all amendments thereto and reports filed for the purpose of updating such description; and

    - all documents filed by us with the SEC pursuant to the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of common stock is completed (other than portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC).

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    These documents are or will be available for inspection or copying at the locations identified above under the caption "Where You Can Find More Information." We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (other than exhibits to those documents). You should direct requests for documents to:

    StemCells, Inc.
    3155 Porter Drive
    Palo Alto, CA 94304
    Attention: Investor Relations
    Telephone number: (650) 475-3100

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